Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-294314; 333-294314-01; 333-294314-02; 333-294314-03;

333-294314-04; 333-294314-05; 333-294314-06; 333-294314-07; 333-294314-08;

333-294314-09; 333-294314-10; 333-294314-11; and 333-294314-12

PRICING TERM SHEET

Augusta SpinCo Corporation (the “Company”)

March 17, 2026

$650,000,000 4.321% Senior Notes due 2027

Issuer:	Augusta SpinCo Corporation

Offering Format:	SEC Registered

Ratings*:	Baa2 / BBB (Stable / Stable)

Principal Amount:	$650,000,000

Offering Price:	100.000% of principal amount

Trade Date:	March 17, 2026

Settlement Date**:	March 23, 2026 (T+4)

Maturity Date:	September 23, 2027

Coupon:	4.321%

Benchmark Treasury:	3.375% due February 29, 2028

Spread to Benchmark Treasury:	+65 basis points

Benchmark Treasury Price and Yield:	99-141⁄4 / 3.671%

Yield to Maturity:	4.321%

Interest Payment Dates:	Semi-annually on March 23 and September 23, commencing on September 23, 2026

Regular Record Dates:	March 8 and September 8

Redemption Provisions:	The 2027 Notes will not be redeemable prior to their maturity

Denominations:	$2,000 x $1,000

CUSIP:	051473 AB2

ISIN:	US051473AB24

$600,000,000 4.398% Senior Notes due 2029

Issuer:	Augusta SpinCo Corporation

Offering Format:	SEC Registered

Ratings*:	Baa2 / BBB (Stable / Stable)

Principal Amount:	$600,000,000

Offering Price:	100.000% of principal amount

Trade Date:	March 17, 2026

Settlement Date**:	March 23, 2026 (T+4)

Maturity Date:	March 23, 2029

Coupon:	4.398%

Benchmark Treasury:	3.500% due March 15, 2029

Spread to Benchmark Treasury:	+72 basis points

Benchmark Treasury Price and Yield:	99-16 / 3.678%

Yield to Maturity:	4.398%

Interest Payment Dates:	Semi-annually on March 23 and September 23, commencing on September 23, 2026

Regular Record Dates:	March 8 and September 8

Redemption Provisions:

Par call:	At any time on or after February 23, 2029 (one month prior to the maturity date), the Company may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Make-whole call:	At any time and from time to time prior to February 23, 2029 (one month prior to the maturity date), the Company may, at its option, redeem the 2029 Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2029 Notes to be redeemed; and (2)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Denominations:	$2,000 x $1,000

CUSIP:	051473 AC0

ISIN:	US051473AC07

$750,000,000 4.656% Senior Notes due 2031

Issuer:	Augusta SpinCo Corporation

Offering Format:	SEC Registered

Ratings*:	Baa2 / BBB (Stable / Stable)

Principal Amount:	$750,000,000

Offering Price:	100.000% of principal amount

Trade Date:	March 17, 2026

Settlement Date**:	March 23, 2026 (T+4)

Maturity Date:	March 23, 2031

Coupon:	4.656%

Benchmark Treasury:	3.500% due February 28, 2031

Spread to Benchmark Treasury:	+87 basis points

Benchmark Treasury Price and Yield:	98-23 / 3.786%

Yield to Maturity:	4.656%

Interest Payment Dates:	Semi-annually on March 23 and September 23, commencing on September 23, 2026

Regular Record Dates:	March 8 and September 8

Redemption Provisions:

Par call:	At any time on or after February 23, 2031 (one month prior to the maturity date), the Company may redeem the 2031 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Make-whole call:	At any time and from time to time prior to February 23, 2031 (one month prior to the maturity date), the Company may, at its option, redeem the 2031 Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2031 Notes to be redeemed; and (2)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Denominations:	$2,000 x $1,000

CUSIP:	051473 AD8

ISIN:	US051473AD89

$750,000,000 4.945% Senior Notes due 2033

Issuer:	Augusta SpinCo Corporation

Offering Format:	SEC Registered

Ratings*:	Baa2 / BBB (Stable / Stable)

Principal Amount:	$750,000,000

Offering Price:	100.000% of principal amount

Trade Date:	March 17, 2026

Settlement Date**:	March 23, 2026 (T+4)

Maturity Date:	March 23, 2033

Coupon:	4.945%

Benchmark Treasury:	3.750% due February 28, 2033

Spread to Benchmark Treasury:	+97 basis points

Benchmark Treasury Price and Yield:	98-20+ / 3.975%

Yield to Maturity:	4.945%

Interest Payment Dates:	Semi-annually on March 23 and September 23, commencing on September 23, 2026

Regular Record Dates:	March 8 and September 8

Redemption Provisions:

Par call:	At any time on or after January 23, 2033 (two months prior to the maturity date), the Company may redeem the 2033 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Make-whole call:	At any time and from time to time prior to January 23, 2033 (two months prior to the maturity date), the Company may, at its option, redeem the 2033 Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2033 Notes to be redeemed; and (2)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Denominations:	$2,000 x $1,000

CUSIP:	051473 AE6

ISIN:	US051473AE62

$750,000,000 5.245% Senior Notes due 2036

Issuer:	Augusta SpinCo Corporation

Offering Format:	SEC Registered

Ratings*:	Baa2 / BBB (Stable / Stable)

Principal Amount:	$750,000,000

Offering Price:	100.000% of principal amount

Trade Date:	March 17, 2026

Settlement Date**:	March 23, 2026 (T+4)

Maturity Date:	March 23, 2036

Coupon:	5.245%

Benchmark Treasury:	4.125% due February 15, 2036

Spread to Benchmark Treasury:	+105 basis points

Benchmark Treasury Price and Yield:	99-14/ 4.195%

Yield to Maturity:	5.245%

Interest Payment Dates:	Semi-annually on March 23 and September 23, commencing on September 23, 2026

Regular Record Dates:	March 8 and September 8

Redemption Provisions:

Par call:	At any time on or after December 23, 2035 (three months prior to the maturity date), the Company may redeem the 2036 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Make-whole call:	At any time and from time to time prior to December 23, 2035 (three months prior to the maturity date), the Company may, at its option, redeem the 2036 Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2036 Notes to be redeemed; and (2)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Denominations:	$2,000 x $1,000

CUSIP:	051473 AF3

ISIN:	US051473AF38

* * * * *

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

BofA Securities, Inc.

HSBC Securities (USA) Inc.

Citizens JMP Securities, LLC

PNC Capital Markets LLC

Truist Securities, Inc.

Co-Managers:	DNB Carnegie, Inc. Guggenheim Securities, LLC KeyBanc Capital Markets Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, purchases or sales of securities in the secondary market generally are required to settle in one business day (T+1), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to the business day preceding their date of delivery will be required, because the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes before the first business day prior to such settlement date should consult their own advisor.

This pricing term sheet is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-6081, BofA Securities, Inc. at 1-800-294-1322, HSBC Securities (USA) Inc. at 1-866-811-8049.

Any disclaimers or notices that may appear on this pricing term sheet below the text of this legend are not applicable to this pricing term sheet and should be disregarded. Such disclaimers may have been electronically generated as a result of this pricing term sheet having been sent via, or posted on, Bloomberg or another electronic mail system.